                                                                   Exhibit 10.11

                                OPTION AGREEMENT

THIS OPTION AGREEMENT (the "AGREEMENT") is entered as of March 15, 2005 to replace the option agreement dated February 5th , 2005 which is hereby cancelled

BETWEEN:                           HENRY BIRKS & SONS INC., / HENRY BIRKS ET
                                   FILS INC. (the "BORROWER")

AND: GMAC COMMERCIAL FINANCE CORPORATION - CANADA / SOCIETE FINANCIERE COMMERCIALE GMAC - CANADA ("GMAC")

AND:                               HENRY BIRKS & SONS HOLDINGS INC. / SOCIETE
                                   DE PORTEFEUILLE HENRY BIRKS ET FILS INC. (the "PARENT")

      WHEREAS, on July 23, 1998, the Borrower, GMAC (then known as BNY Financial Corporation - Canada / Corporation Financiere BNY - Canada) and the Parent (then known as Borgosesia Acquisitions Corporation / Corporation d'Acquisitions Borgosesia) entered into an agreement (the "AMENDMENT AGREEMENT") pursuant to which the Parent confirmed having irrevocably given and granted to GMAC the option to purchase 11,896 Common shares (adjusted so as to equal 0.50% of all then issued and outstanding shares of all classes and categories in the Borrower's capital stock) for the purchase price of One Dollar (Cdn.$1.00) per share (to a maximum of Cdn.$12,000) (the "PARENT'S OPTION") exercisable by GMAC at any time prior to April 30, 2008, subject to certain conditions;

      WHEREAS the Borrower, GMAC and the Parent now wish to cancel the Parent's Option and to replace it by the New Option (as defined below); and

      WHEREAS the Borrower and GMAC are party to that certain "Amended and Restated Accounts Receivable Management, Loan & Security Agreement" bearing formal date July 1, 2004 (the "Loan Agreement");

      NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. The Parent's Option is hereby cancelled and replaced by the New Option (as defined below).

2. The Borrower hereby irrevocably grants to GMAC the option to purchase 46,845 Class A Voting Shares in its share capital for the purchase price of Cdn.$0.256 per share (the "NEW OPTION"), exercisable, in whole or in part, by GMAC at any time prior to April 30, 2008 by GMAC sending to the Borrower, to the address set forth in the Amendment Agreement, one or more written notices specifying the number of Class A Voting Shares with respect to which it wishes to exercise the New Option. The written notice(s) must be accompanied by a certified cheque to the order of the Borrower, in the amount of the applicable purchase price for such Class A Voting Shares. Immediately following the receipt of such notice(s) and payment(s), the Borrower shall issue the Class A Voting Shares underlying the New Option (or any portion thereof being exercised) and shall transmit to GMAC the share certificate(s) representing such Class A Voting Shares. The number of shares to which GMAC shall be entitled pursuant to the New Option shall not be adjusted in the event the Borrower's share capital is increased or decreased, nor shall the New Option be affected in any way by virtue of any class of shares of the capital stock of the Borrower becoming listed on a public securities exchange.

3. The New Option granted hereby is wholly independent, shall function wholly independently from the Loan Agreement and shall remain in full force and effect notwithstanding the termination of the Loan Agreement and/or repayment of all Obligations (as such term is defined in the Loan Agreement) due under the Loan Agreement. In addition, the failure by the Borrower to respect the terms of the present Option Agreement shall constitute a Default under the Loan Agreement.

4. Article 5 of the Amendment Agreement is hereby repealed. All other terms and conditions of the Amendment Agreement shall remain unchanged.

5. The Borrower hereby represents and warrants that the rights granted under the present Option Agreement as well as the issue of all shares in its share capital in favour of GMAC have been duly authorized by all necessary corporate authorization and that same is not prohibited or restricted in any way by virtue of the articles of incorporation, by-laws or shareholder or other agreement relating to the Borrower.

6. The parties hereto acknowledge that they have requested and are satisfied that the foregoing, as well as all notices, actions and legal proceedings be drawn up in the English language. Les parties a cette convention reconnaissent qu'elles ont exige que ce qui precede ainsi que tous avis, actions et procedures legales soient rediges et executes en anglais et s'en declarent satisfaites.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AT THE DATE FIRT MENTIONED ABOVE.

HENRY BIRKS & SONS INC.  /
HENRY BIRKS ET FILS INC.

  /s/ Sabine Bruckert
------------------------

GMAC COMMERCIAL FINANCE
CORPORATION - CANADA /
SOCIETE FINANCIERE COMMERCIALE
GMAC - CANADA

  /s/ C. Edwards
-----------------------------

HENRY BIRKS & SONS HOLDINGS INC./
SOCIETE DE PORTEFEUILLE HENRY
BIRKS ET FILS INC.

  /s/ Marco Pasteris
-----------------------

1.6.  Headings

      The headings of the Articles and Sections herein are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.7.  Severability

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

1.8.  Governing Law

      The parties agree that this Agreement shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of Quebec and the laws of Canada applicable therein.

1.9.  Jurisdiction

      Any suit, action or proceeding against the Borrower with respect to this Agreement or any judgement entered by any court in respect thereof may be brought in the courts of the Province of Quebec and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purposes of any such suit, action or proceeding.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1.  Representations and Warranties of the Borrower

      The Borrower represents and warrants to the Lender that, as of the date hereof:

(a) it is a duly constituted legal person, is validly existing under the laws of Canada, and it has the power and authority to enter into and perform its obligations under this Agreement;

(b) the entering into, performance of and compliance with this Agreement (i) is within its powers and has been duly authorized by all necessary corporate action on its part, and (ii) will not constitute a material default under, be in violation of, or be in conflict with, any of its constating documents or by-laws, or with any other agreement or instrument to which it is a party or by which it is bound, or of any law, regulation, ordinance or decree having application within its jurisdiction of constitution;

(c) this Agreement has been duly authorised, executed and delivered by it and is binding on it and enforceable against it in accordance with its terms, subject to (i) any limitation under applicable laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(d) there is no litigation and there are no legal proceedings pending or, to the knowledge of the Borrower, threatened against it or its property before any court or administrative agency of any country, nor is there any claim known to it and not disclosed in writing to the Lender, which materially adversely affects or could so affect its ability to perform its obligations set forth in this Agreement.

                                   ARTICLE III
                                    THE LOAN

3.1.  Establishment of the Loan

      Subject to the terms and conditions of this Agreement, and relying on each of the representations and warranties set out in Article II hereof, the Lender hereby establishes the Loan in favour of the Borrower.

3.2.  Disbursements by the Lender

(a) The Lender hereby covenants to disburse five hundred thousand dollars ($500,000) of the principal amount of the Loan to the Borrower by no later than 3:00 p.m. (Montreal time) on February 27, 2004. The Lender and the Borrower will arrange to have the foregoing sum of money sent by the Lender and received by the Borrower (by no later than 3:00 p.m. (Montreal time) on February 27, 2004) by way of wire transfer initiated by the Lender to an account to be designated by the Borrower.

(b) The Lender hereby agrees to disburse the remaining two million dollars ($2,000,000) of the principal amount of the Loan to the Borrower by no later than 3:00 p.m. (Montreal time) on March 20, 2004. All such disbursement(s) shall be made by way of wire transfer initiated by the Lender to an account to be designated by the Borrower.

                                   ARTICLE IV
                                  INTEREST RATE

4.1.  Interest rate

      The Principal Amount shall bear interest, before and after maturity, calculated on a semi-annual basis, from the first date of disbursement of principal of the Loan, until its repayment in full, at the Interest Rate. Subject to Section 5.3(a) hereunder, the Borrower will pay accrued interest, if any, to the Lender on the last day of each successive six-month period, it being understood that the first such six-month period shall begin on the day upon which the Lender first disburses money to the Borrower hereunder. Unpaid interest on the Principal Amount or any unpaid balance thereof will bear interest at the rate stated hereinabove, the whole compounded semi-annually from their due date until the date payment is received by the Lender.

                                   ARTICLE V
                             REPAYMENT OF THE LOAN

5.1.  Repayment of the Loan

      Subject to Section 5.3(a) hereunder, the Borrower shall repay the aggregate unpaid Principal Amount of the Loan, as well as all unpaid interest that has accrued thereon, on February 28, 2005, unless the Borrower has notified the Lender in writing at least five (5) Business Days prior to February 28, 2005 that it wishes to extend the term of the loan for an additional twelve (12) months, in which case, subject to Section 5.3(a) hereunder, the Borrower shall repay the aggregate unpaid principal amount of the Loan, as well as all unpaid interest that has accrued thereon, on February 28, 2006.

5.2.  Prepayment Privilege

      Subject to Section 5.3(a) hereunder and notwithstanding any other provision of this Agreement, the Borrower shall have the right, but not the obligation, in its sole discretion at any time, to prepay the whole or part of the Principal Amount as well as any and all interest due thereon to the Lender without notice, bonus or penalty. Any and all amount repaid upon the Loan cannot be re-borrowed.

5.3.  Authorization to Effect Repayment

(a) Notwithstanding any other provision of this Agreement, the Borrower's obligation to pay any amount of the Principal Amount of the Loan and/or any amount of interest that has accumulated thereon to the Lender, shall be subject to the Borrower having received all consents necessary so that the Borrower's payment of such sums to the Lender will not constitute a default under, be in violation of, or be in conflict with, any of its constating documents or by-laws, or with any agreement or instrument to which it is a party or by which it is bound (including, without limitation
      (i) any credit or loan agreement, arrangement or facility that it has entered into prior to this Agreement, or (ii) any agreement, prior to this Agreement, pursuant to which any party has been granted a hypothec or other security interest by the Borrower), or of any law, regulation, ordinance or decree having application within its jurisdiction of constitution.

(b) Due to Section 5.3(a) above, should the Borrower not repay the aggregate unpaid Principal Amount of the Loan, as well as all unpaid interest that has accrued thereon at the expiry of the term of the Loan (as the term of the Loan is set out at Section 5.1 above), then such term shall be extended by the Borrower for additional successive twelve (12) month periods until such time as the Borrower repays (or prepays in accordance with Section 5.2 above), the whole of the Principal Amount of the Loan as well as any and all interest due thereon.

5.4.  No Set-Off; No Withholding

      The Borrower shall make all payments to the Lender pursuant to this Agreement without set-off, compensation or counterclaim, free and clear of, and exempt from, and without deduction for or on account of, any Tax under Part XIII of the ITA (or any successor part) in respect of any such payment ("PART XIII TAX"). In the event the Borrower is required to deduct or withhold Part XIII Tax, the Borrower shall:

(a) pay or cause to be paid to the appropriate authority, the amount of the withholding or deduction (including the full amount of Taxes required to be deducted or withheld from any additional sums paid by the Borrower to the Lender under this Section 5.4). The Borrower shall pay such amounts to such appropriate authority within the time period required by applicable law;

(b) produce to the Lender not later than 30 days after that payment, the original receipt of payment thereof or a certified copy of such receipt or other evidence of such payment reasonably satisfactory to the Lender; and

(c) pay such additional sums to the Lender, as may be necessary so that the net amount received by the Lender, after all Part XIII Tax, will not be less than the amount the Lender would have received had no such Part XIII Tax been applicable, provided that no sum shall be paid by the Borrower under this paragraph (c) to the extent that the Lender would not have been subject to such withholding or deduction had the Lender made a declaration of eligibility for treaty benefit or other similar claim for exemption to the relevant tax authority or had the Lender taken any action in order to satisfy any other statutory requirement which would have entitled the Lender to treaty benefit or other similar claim for exemption but failed to do so prior to the relevant payment date.

      If, as a result of any deduction or withholding, the Borrower makes any payment of any additional amounts to the Lender and the Lender determines that it has received or has been granted a credit against or relief or remission for or repayment of any Tax paid or payable by it in respect of or which takes into account the deduction or withholding, the Lender will, to the extent it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as the Lender shall determine to be attributable to such Part XIII Tax and which will leave it (after such payment) in a position which it determines to be no better and no worse than it would have been if the Borrower had not been required to make such deduction or withholding.

5.5.  Place of Payment

      All payments of principal, interest and other amounts shall be paid by the Borrower to the Lender by wire transfer to an account to be designated by the Lender.

                                   ARTICLE VI
                                    HYPOTHEC

6.1.  Hypothec

      On or prior to February 27, 2004, the Borrower shall have granted to the Lender a moveable hypothec without delivery in respect of all of its moveable property, present and future, of whatsoever nature and kind and wheresoever situated in order to secure the full and final repayment of the Loan. The deed of moveable hypothec shall be in form and substance satisfactory to both the Borrower and the Lender acting reasonably.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

7.1.  Events of Default

      Each of the following events shall, notwithstanding compliance by the Borrower with the terms and conditions hereof, constitute an Event of Default by the Borrower under this Agreement:

(a) the non-payment when due by the Borrower of the Principal Amount or interest or any portion thereof or any other amount payable hereunder; or

(b) the breach or failure of the Borrower to observe and perform any covenant or provision of this Agreement; or

(c) the commencement of proceedings for the dissolution, liquidation, termination, compromise, arrangement or winding-up of the Borrower or for the suspension of the operations of the Borrower; or

(d) if the Borrower ceases or threatens to cease carrying on its enterprise or makes or agrees to make a bulk sale of substantially all of its assets without the written consent of the Lender or if the Borrower is adjudged or declared bankrupt or insolvent or makes an assignment for the benefit of its creditors, petitions or applies or allows the petition or application to any tribunal for the appointment of a receiver, sequestrator or trustee for it or for substantially all of its property, or if the Borrower commences any proceedings relating to it under any reorganisation, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding commenced against it or against substantially all of its property, or suffers the appointment of any such receiver, sequestrator or trustee.

7.2.  Acceleration

      Upon the occurrence of any one or more of the Events of Default, but subject to Section 5.3(a) hereof, (i) the Principal Amount and all accrued and unpaid interest thereon, all interest on interest and all other amounts owing by the Borrower to the Lender shall, at the option of the Lender, become due and payable within ten (10) days of the occurrence of any one or more of the Events of Default, and this, without presentation, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and/or (ii) the Lender shall thereupon be entitled to enforce its rights under and pursuant to this Agreement and/or (iii) the Lender may declare any obligation of the Lender to make any sums available hereunder to the Borrower to be terminated whereupon the same shall forthwith terminate.

      Any omission by the Lender to notify the Borrower of an Event of Default shall not be construed as a waiver of such Event of Default or any of the Lender's rights herein.

                                  ARTICLE VIII
                             EXPENSES AND INDEMNITY

8.1.  Expenses and Indemnity

      All statements, reports, certificates, appraisals, examinations and other documents or information, if any, required to be furnished to the Lender by the Borrower under this Agreement shall be supplied by the Borrower without cost to the Lender.

                                   ARTICLE IX
                           NOTICES AND COMMUNICATIONS

9.1.  Notices

      Every notice required or permitted to be given hereunder shall, save as otherwise hereinbefore specifically provided, be in writing to the party for whom it is intended and such written notice shall be delivered personally, by messenger or be sent by ordinary mail or by facsimile. The date of receipt of any such notice shall (i) if delivered personally or by messenger be deemed to be the date of delivery, (ii) if mailed as aforesaid, be deemed to be the third
(3rd) Business Day next following the date of such mailing, and (iii) if sent by facsimile shall be deemed to be received on the date of transmission if transmission occurs prior to 12:00 p.m. (Montreal time) on a Business Day and on the next Business Day following the date of transmission in any other case.

9.2.  Addresses for Notices

      The personal delivery, mailing addresses and facsimile number of the parties hereto for the purposes hereof shall be:

(a)   in the case of the Borrower:

      HENRY BIRKS & SONS INC./
      HENRY BIRKS ET FILS INC.
      1240 Phillips Square
      Montreal, Quebec
      H3B 3H4

      Attention: Mr. Thomas A. Andruskevich, President and Chief Executive
      Officer

      Telecopier number: +1 514 397-2577; and

(b)   in the case of the Lender:

      REGALUXE INVESTMENT SARL
      25A boulevard Royal
      Luxembourg 2449

      Attention: Mr. Filippo Recami, Chief Executive Officer, Managing Director

      Telecopier number: + 011-352-817-4827
      or such other mailing address or telecopier number as such parties from time to time may notify the others as aforesaid.

9.3.  Election of domicile

      The Borrower hereby elects domicile at the address mentioned in Subsection 9.2(a) above for the purposes of receiving notices, demands or other communications and for the service of legal proceedings. If the Lender is unable to locate the Borrower at such address, the giving of any notice, demand or other communication or the service of any legal proceeding may be made at the office of the clerk of the Superior Court in the district in which the address of the Borrower referred to in Subsection 9.2(a) is located, at which office, in such event, the Borrower also elects domicile for purposes of giving any notice, demand or other communication or the service of any legal proceeding.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1. Amendments

      No amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will be effective unless it is in writing and signed by the Lender, and then the amendment, modification, waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given.

10.2. Extension of Time

      No extension of time given by the Lender to the Borrower or anyone claiming under the Borrower, shall in any way affect or prejudice the rights of the Lender against the Borrower or any other person liable for payment of the moneys owing hereunder or secured by the Security.

10.3. Assignment

      No party shall be permitted to assign its rights under this Agreement without the express written consent of the other party hereto. This Agreement shall be binding upon, and shall enure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

10.4. Whole Agreement

      This Agreement and the documents contemplated hereby constitutes the whole and entire agreement among the parties hereto and cancels and supersedes any prior agreements or undertakings, written or verbal, in respect thereof.

10.5. Counterparts

      This Agreement may be executed in one or more counterparts (including counterparts by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6. Copy received

      The Borrower hereby acknowledges receipt of a copy of this Agreement.

10.7. Language

      The parties hereby confirm their express wish that this Agreement and all the documents and agreements directly and indirectly related hereto be drawn up in English. Les parties reconnaissent leur volonte expresse que la presente convention ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement soient rediges en langue anglaise.

            [THE REST OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, executed by the parties at the place and date first mentioned above.

                             HENRY BIRKS & SONS INC./HENRY BIRKS ET FILS INC.

                             By: /s/ John D. Ball
                                ------------------------------------------------
                                 Name:  John D. Ball
                                 Title: Senior Group Vice President and Chief
                                 Financial  Officer

                             HENRY BIRKS & SONS INC./HENRY BIRKS ET FILS INC.

                             By: /s/ Marco Pasteris
                                ------------------------------------------------
                                 Name:  Marco Pasteris
                                 Title: Group Vice President Finance

                             REGALUXE INVESTMENT SARL

                             By: /s/ Filippo Recami
                                ------------------------------------------------
                                 Name:  Filippo Recami
                                 Title: Chief Executive Officer and Managing
                                 Director

                            HENRY BIRKS AND SONS INC.

Att: REGALUXE INVESTMENTS SARL

With reference to the Loan Agreement in the principal amount of CDN $ 2,500,000 executed on February 6th, 2004, hereby we elect to exercise our option to renew the loan for a period of additional twelve months as per the section 2 "TERM" of said loan agreement.

Executed this 23rd day of February 2005

HENRY BIRKS AND SONS INC.

Per:

________________________________

AGREED AND ACCPETED

REGALUXE INVESTMENTS SARL

Per:

_________________________________